Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to use in Carbon Energy Corporation’s Registration Statement on Form S-1 of our report dated March 31, 2018, relating to the financial statements of Carbon California Company, LLC, which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ EKS&H LLLP
EKS&H LLLP

Denver, Colorado
July 25, 2018